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                                                                    EXHIBIT 99.1

            DIGITAL LAVA STOCKHOLDERS APPROVE PLAN OF LIQUIDATION AND
                SALE OF ASSETS TO INTERACTIVE VIDEO TECHNOLOGIES

MARINA DEL REY, CA, OCTOBER 30, 2001 - DIGITAL LAVA, INC. (Nasdaq: DGLV) today announced that at a Special Meeting of Stockholders held today, the company's stockholders approved a Plan of Liquidation and Dissolution and, in furtherance of such Plan of Liquidation, the sale of substantially all of Digital Lava's assets to Interactive Video Technologies, Inc. pursuant to the terms of a definitive Asset Purchase Agreement dated September 19, 2001, each as described in the proxy materials previously filed with the Securities and Exchange Commission.

ABOUT DIGITAL LAVA

Digital Lava provides digital publishing services and the enabling software technology to Fortune 1000 companies for creating on-demand interactive presentations, communications, and training applications. Digital Lava's rich media software applications seamlessly link digital video and audio content with a variety of other formats such as text, graphics, animation and web links. Digital Lava's unique service offering provides a turnkey solution for delivering rich media to the desktop quickly and efficiently-enabling more impactful and effective corporate communications, sales, marketing, and e-learning applications. End-users are provided with a fully integrated and interactive experience delivered to the desktop via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava's partners and clients include Microsoft, RealNetworks, Cisco Systems, Dell Computers, Siebel, Schlumberger, Prudential Insurance, Network Associates, Network Appliance, CompuCom, Whirpool and Medschool.com. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava's web site at http://www.digitallava.com/ or call 1-888-222-LAVA.